Filed with the Securities and Exchange Commission on September 21, 2007
File No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OILSANDS QUEST INC.
(Exact name of Registrant as specified in charter)

Colorado	98-0461154

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
205, 707-7th AVENUE SW
CALGARY, ALBERTA T2P 3H6
CANADA
(403) 263-1623
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)
KARIM HIRJI, CHIEF FINANCIAL OFFICER
OILSANDS QUEST INC.
205, 707-7th AVENUE SW
CALGARY, ALBERTA T2P 3H6
CANADA
(403) 263-1623
(Name, address, including zip code and telephone number, including area code, of agent for service)
It is requested that copies of all correspondence be sent to:
Theresa M. Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Telephone Number (303) 796-2626
Facsimile Number (303) 796-2777
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION FEE
REGISTERED (1)	REGISTERED (1)	PER SHARE (2)	OFFERING PRICE (2)	(2)
Common Stock issuable upon the exercise of warrants and options	6,688,082	$4.78	$31,969,032	$982
Common Stock	3,893,549	$4.78	$18,611,164	$571
Total	10,581,631	$4.78	$50,580,196	$1,553

(1)	Includes shares of our Common Stock, par value $0.001 per share, which may be offered pursuant to this registration statement, held by the selling stockholders, or underlying warrants or options held by selling stockholders.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange September 14, 2007, which was within 5 days of the date of the initial filing hereof, $4.78 per share.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
DATED SEPTEMBER 21, 2007
OILSANDS QUEST INC.
10,581,631 SHARES OF COMMON STOCK
This Prospectus relates to the resale by the selling stockholders of up to 10,581,631 shares of our Common Stock.
The selling stockholders to be named in a prospectus supplement may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of Common Stock which they are offering. We will pay the expenses of registering these shares.
Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the American Stock Exchange under the symbol “BQI”. The last reported sales price per share of our Common Stock as reported by the American Stock Exchange on September 14, 2007, was $4.78. For purposes of this prospectus, we refer to ourselves as the "Company" or “OQI.”.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is September 21, 2007.
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You should rely only on the information contained in this Prospectus or any accompanying supplemental Prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of each such document.
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PROSPECTUS SUMMARY
The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire Prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.
OILSANDS QUEST INC.
We operate through six subsidiary corporations and conduct limited joint venture activities directly. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. We own 100% of the issued and outstanding voting common shares of OQI Sask. OQI Sask is involved in oil sands exploration focused primarily on its oil sands exploration permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery in the province of Saskatchewan, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
For the fiscal year ended April 30, 2007, we generated no revenue and had a net loss of $68,794,741. At April 30, 2007 there was stockholders’ equity and working capital of $386,833,545 and $5,819,466, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
Our principal offices are located at 205, 707-7th Avenue SW, Calgary, Alberta T2P 3H6, Canada, and our telephone number is (403) 263-1623. We are a Colorado corporation.
The Offering
Common Stock offered by selling stockholders includes up to 10,581,631 shares of Common Stock acquired or to be acquired by the selling stockholders. Each time the selling stockholders offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities and the names of the selling stockholders. We will not receive any proceeds from the sale of the Common Stock.

Documents Incorporated By Reference
The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.
•	Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007 (filed July 30, 2007)

•	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2007 (filed September 14, 2007)

•	Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

July 24, 2007	(July 26, 2007)
June 28, 2007	(July 5, 2007)
May 4, 2007	(May 7, 2007)
May 3, 2007	(May 4, 2007)
•	Our Registration Statement on Form 10-SB filed October 14, 1999, registering our Common Stock under the Securities Act of 1934, as amended by Form 8-A filed on March 13, 2006 and on August 23, 2006.
You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:
Oilsands Quest Inc.
205, 707-7th Avenue SW
Calgary, Alberta T2P 3H6
CANADA
Telephone No.: (403) 263-1623
Facsimile No.: (403) 263-9812

Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
Note of Caution Regarding Forward-Looking Statements
This Prospectus includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include discussion of such matters as:
•	The amount and nature of future capital, development and exploration expenditures;

•	The timing of exploration activities;

•	Business strategies and development of our business plan and drilling programs; and

•	Potential estimates as to the volume and nature of petroleum deposits that are expected to be found present when lands are developed in a project.
Forward-looking statements also typically include words such as “anticipate”, “estimate”, “expect”, “potential”, “could” or similar words suggesting future outcomes. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of oil and natural gas prices, currency exchange rate fluctuations, uncertainties in cash flow, expected acquisition benefits, exploration drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the caption “Risk Factors,” many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

RISK FACTORS
This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in our Form 10-KSB for the fiscal year ended April 30, 2007. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.
RISKS RELATED TO OUR BUSINESS:
Due to Our History of Operating Losses, We are Uncertain That We Will Be Able to Maintain Sufficient Cash to Accomplish Our Business Objectives
The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2007 and 2006 we suffered net losses of $68,794,741 and $52,640,903, respectively. At April 30, 2007, there was stockholders’ equity and working capital of $386,833,545 and $5,819,466, respectively. For the three months ended July 31, 2007, we had a net loss of $6,190,484 and there was stockholders’ equity and working capital of $432,815,638 and $46,821,400, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
See the “Plan of Operation” of our Form 10-KSB for the fiscal year ended April 30, 2007 for a description of management’s plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unsuccessful in implementing these plans.
Our Business Plan is Highly Speculative and its Success Depends, In Part, On Exploration Success on the Permit Lands
Our business plan is focused primarily on the exploration for oil sands deposits on our Permit Lands in the Provinces of Saskatchewan and Alberta. Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks. These risks are further exacerbated by our dependence on OQI Sask as our primary asset.
THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS:
Nature of Oil Sands Exploration and Development
Oil sands exploration and development is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from the OQI Sask Permit Lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, or the Eagles Nest Prospect. Furthermore, the

marketability of any discovered resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.
Reserves and Resources
We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of recoverable bitumen resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable bitumen, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. No estimates of commerciality or recoverable bitumen resources can be made at this time, if ever.
Capital Requirements and Liquidity
Significant amounts of capital will be required to explore the OQI Sask Permit Lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect. The only source of future funding presently available to us is through the sale of additional equity capital and borrowing funds or selling a portion of our interest in our assets. There is no assurance that any additional equity capital or borrowings required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects. Equity financing, if available, may result in substantial dilution to existing stockholders.
Government Regulations, Permits, Leases and Licenses
The business of resource exploration and development is subject to substantial regulation under Canadian provincial and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the OQI Sask Permit Lands in Saskatchewan, oil sands exploration licenses in Saskatchewan, the Alberta Permits, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, or cause the inability to explore and develop, resulting in the abandonment of these interests.
Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.
Third Party Liability and Environmental Liability
The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.
Fiscal Regime
Any development project of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory fiscal regime (royalties and taxes). There can be no assurance that the provincial governments or the federal government will not adopt a new royalty regime or otherwise alter the existing fiscal regime is such a manner as to make capital expenditures uneconomic.
In February 2007, the Government of Alberta announced the creation of an independent Royalty Review Panel formed to examine the province’s royalty and tax regime relating to oil sands, conventional oil and gas, and coal bed methane. The Royalty Review Panel conducted a series of public meetings in Calgary, Edmonton, Fort McMurray, Grande Prairie and Medicine Hat between April and June 2007. The Royalty Review Panel presented its final report with recommendations to the Minister of Finance on September 18, 2007. The

Government of Alberta has indicated that it will provide a formal response to the recommendations of the Royalty Review Panel by mid-October 2007.
There can be no assurance that the Government of Alberta or Saskatchewan or the Canadian Federal Government will not modify the existing fiscal regime (royalties and taxes) governing oil sands producers in a manner that could materially affect the financial prospects and results of operations of oil sands developers and producers in Alberta and Saskatchewan.
Emissions Regulations
In late 2002 the Government of Canada ratified the Kyoto Protocol, an international agreement designed to set legally binding targets to reduce certain emissions of carbon dioxide, methane and other greenhouse gasses, or “GHGs”. On October 19, 2006 the Canadian Federal Government introduced into Parliament the Clean Air Act (Bill C-30) and released its accompanying Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions, or the “Notice.” The Bill and the Notice were intended to reflect the Government’s “made in Canada” approach to Canada’s Kyoto Protocol obligations and reduce certain industrial air pollutants and GHG emissions in Canada. The Notice announced the Canadian Federal Government’s intent to set emission intensity based reduction targets for GHGs for certain industries to come into effect by the end of 2010 and long term GHG emission reduction targets from 2003 levels by 2050. As of September 19, 2007, Bill C-30 has not been passed.
On April 26, 2007, the Federal Government announced a Regulatory Framework for Air Emissions and Other Measures to Reduce Air Emissions, or the “Framework”, which outlines proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter and possibly additional sector-specific pollutants in accordance with the Notice. The Framework introduces further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including oil sands extraction, starting in 2010. The Framework proposes GHG emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent through 2015. The Federal Government is in the process of consulting stakeholders about the emission-intensity targets which are contemplated to form the basis of new draft regulations scheduled to be released in early 2008. Industry may meet the reduction obligations through in-house GHG emission reductions, the purchase of offset credits, payments to a federal technology fund and some limited credits for emission reductions created between 1992 and 2006. The regulations implementing these changes are not in force as of September 19, 2007.
On September 9, 2007, the Government of Canada agreed to the Declaration on Climate Change, Energy Security and Clean Development of the Conference on Asian-Pacific Economic Cooperation (“APEC”). The Government of Canada agreed to work towards achieving an APEC-wide regional goal of a reduction in energy intensity relative to gross domestic product of at least 25 percent by 2030, with 2005 as the base year. The allocation of the energy intensity reductions amongst APEC nations was not determined.

On April 20, 2007 the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for GHG emission reductions similar to the proposed federal Framework. The Specified Gas Emitters Regulation created under the Act came into effect on July 1, 2007. The Specified Gas Emitter Regulation requires facilities that emit more than 100,000 tonnes of carbon dioxide equivalent annually to reduce their emission intensity for the July 1, 2007 to December 31, 2007 period by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth years of operation. These obligations may be met by in-house reductions, the purchase of certain emission reductions or offset credits or a contribution of $15 per tonne of GHG emissions to a provincial technology fund.
The Government of Alberta conducted public consultations across the province between March and June 2007 to gather input with respect to future climate change action plans. A draft climate change action plan is expected to be released in late summer 2007, with a final action plan released by late fall 2007.
On June 14, 2007 the Government of Saskatchewan announced the Saskatchewan Energy and Climate Change Plan. The Plan’s main targets include a 32 percent reduction in GHG emissions from 2004 levels by 2020, and a reduction of 80 percent by 2050. In the non-renewable energy sector, the Government of Saskatchewan indicates that it will work with the industry to prepare a report and recommendations before the end of 2008 with respect to the reduction of flaring, venting and fugitive emissions. The Government of Saskatchewan will also work with the industry to develop carbon capture and storage alternatives. As of September 19, 2007, the Government of Saskatchewan has not made any regulatory changes to implement the Energy and Climate Change Plan in the non-renewable energy sector.
Future legislated GHG and industrial air pollutant emission reduction requirements and emission intensity requirements, or GHG and industrial air pollutant emission reduction or intensity requirements in future regulatory approvals, may require the restriction or reduction of GHG and industrial air pollutant emissions or emissions intensity from our future operations and facilities, payments to technology funds or purchase of emission reductions or offset credits. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction or emission intensity reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to levels required in the future may significantly increase our operating costs or reduce output. Emission reductions or offset credits may not be available for acquisition or may not be available on an economic basis. There is also the risk that provincial or federal governments, or both, could pass legislation which would tax such emissions.
Abandonment and Reclamation Costs
We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of the project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. We have not yet incurred any significant retirement, abandonment or reclamation costs to date. However, it is not possible to estimate with certainty the abandonment and reclamation costs since they will be a function of regulatory requirements at the time.
Title Risks
None of the OQI Sask Permit Lands exploration permits and exploration licenses in Saskatchewan and Alberta, nor the Pasquia Hills Oil Shale Prospect permits has been converted to development leases. In the event that we do not meet the regulated requirements, or development conditions to convert our permits to leases or obtain an extension of such development requirements, our right to explore for bitumen or oil shale, as applicable, may be lost. We are satisfied that we have good and proper right, title and interest in and to the permits that we intend to exploit. However, we have not obtained title opinions on any of our interests. Accordingly, ownership of the oil sands and oil shale exploration rights could be subject to prior unregistered agreements or interests or undetected claims or interests.
Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entitles and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray. Similar claims have been and could be made in the Province of Saskatchewan and elsewhere. If any such claim relating to lands on which we have rights was successful, it could have a significant adverse effect on our ability to conduct our business.
Operational Hazards
Our exploration and development activities are subject to the customary hazards of operation in remote areas. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the business, our financial condition and results of our operations.
Competitive Risks
The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products. A number of companies other than our company are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some companies have announced plans to begin production of synthetic crude oil, or to expand existing operations. Expansion of existing operations and development of new projects could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.
ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US
Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.
Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.
Costs associated with environmental liabilities and compliance have increased over time, and we expect these costs to continue to increase in the future. We will be required to book reserves for the costs of environmental obligations on our financial statements for such liabilities as our exploration operations proceed.
THE LOSS OF CURRENT MANAGEMENT MAY MAKE IT DIFFICULT FOR US TO OPERATE
Reliance on Key Personnel
Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success. Except for a key man insurance policy of $5 million CDN on our President and Chief Executive Officer, we do not maintain key man insurance on our management.
FLUCTUATIONS IN U.S. AND CANADIAN DOLLAR EXCHANGE RATES MAY HAVE A MATERIAL ADVERSE IMPACT
Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.

RISKS RELATING TO OUR COMMON STOCK
We Have Numerous Outstanding Options, Warrants and Commitments to Issue Shares, Which May Adversely Affect The Price of Our Common Stock
We have reserved 19,525,874 shares of our Common Stock for issuance upon exercise of outstanding options under plans and warrants at prices as low as $0.55 per share. The Company has also reserved 1,961,900 shares to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 76,504,304 shares of its Common Stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire) issued upon the closing (the “Reorganization”). As of September 19, 2007, 32,976,094 OQI Sask Exchangeable Shares have already been exchanged for our Common Stock and up to an additional 43,528,210 OQI Sask Exchangeable Shares may be issued and exchanged for Common Stock. Any sale into the public market of our Common Stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our Common Stock.
Future Sales of our Common Stock May Cause our Stock Price to Decline
Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of Common Stock in private financings under an exemption from the registration laws, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act of 1933 (the “1933 Act”). The restricted shares may only be sold if they are registered under the 1933 Act, or sold under Rule 144, or another exemption from registration under the 1933 Act.
Some of our outstanding restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may cause the stock’s market price to decline.
Dividend Policy
The Company did not declare or pay cash or other dividends on its Common Stock during the past two fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the board of directors of the Company may deem relevant.
Our Stock Price Can Be Extremely Volatile
The trading price of our Common Stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our Common Stock.
Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock.
We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of Common Stock. On October 30, 2006, the Company’s shareholders approved staggered terms for the Board of Directors, which could make removal of the Board of Directors more difficult for a third party. The Class A directors will serve until the annual meeting in 2009, the Class B directors until the annual meeting in 2008, and the Class A directors until the annual meeting in 2007, or each until their successors are duly elected or appointed or until their earlier death, resignation or removal. After the respective annual meetings in 2007, 2008 and 2009, each term for directors will be three years. In addition to a staggered board, our Board of Directors adopted a stockholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This stockholders rights plan could have the effect of discouraging, delaying or preventing an acquisition. In addition, the Company has designated one share as Series B Preferred Stock, which is issued and outstanding and represents 29,290,310 voting shares as of September 19, 2007, and upon the exercise of options to acquire Exchangeable Shares, will represent up to 43,528,210 voting shares (see, “Description of Securities”). The Company has no present plans to issue any additional shares of preferred stock.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our Common Stock by any selling stockholder named in such prospectus supplement.
SELLING SECURITYHOLDERS
Selling stockholders are persons or entities that, directly or indirectly, have acquired or will acquire from us from time to time Common Stock, in various unregistered transactions. The selling stockholders and any of their pledgees, assignees and successors-in-interest may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The selling stockholders may offer all or some portion of the securities they hold. To the extent that any of the selling stockholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number and classes of our securities beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.
PLAN OF DISTRIBUTION
Each selling stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under the Prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
The selling stockholders and any broker-dealers or agents that are involved in selling our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person.
DESCRIPTION OF SECURITIES
Common Stock
The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.
Our authorized capital stock consists of 500,000,000 shares of $0.001 par value Common Stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors. As of September 19, 2007, there were 188,845,706 shares of Common Stock issued and outstanding that are held of record by approximately 343 shareholders.
Each holder of record of shares of our Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting or the election of directors is not authorized by the Articles of Incorporation.
Holders of outstanding shares of our Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our Common Stock are, and all unissued shares of our Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our Common Stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock
Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our Common Stock. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of Common Stock and make removal of the Board of Directors more difficult.
Our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. At the Company’s annual shareholders meeting held on October 30, 2006, the shareholders adopted the shareholders rights plan. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.
In addition, the Company has designated one preferred share as Series B Preferred Stock (the “Series B Preferred Share”), which is held by Computershare Trust Company of Canada (“CTC”). The one Series B Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to the Company’s shareholders. The Exchangeable Shares were issued by OQI Sask as part of the Reorganization, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s Common Stock. An OQI Sask Exchangeable Share provides a holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of the Company’s Common Stock. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 76,504,304 shares of its Common Stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire). As of September 19, 2007, the Series B Preferred Shares represents 29,290,310 voting shares, and upon the exercise of options to acquire Exchangeable Shares, will represent up to 43,528,210 voting shares. CTC will vote the one Series B Preferred Share as indicated by the individual holders of OQI Sask Exchangeable Shares.
The Company has no present plans to issue any additional shares of preferred stock.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. We may also indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.
In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreement is a contractual supplement to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
NATURE OF EXPENSE AND AMOUNT

SEC Registration fee	$1,553
Legal fees and expenses	7,500	*
Miscellaneous	1,500	*

TOTAL	10,553	*

*	Estimated.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Our Articles of Incorporation, as amended, provide that to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders’ right (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.
In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreements are contractual supplements to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
ITEM 16. EXHIBITS
5.1	Opinion of Burns Figa & Will, P.C., filed herewith.

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Burns Figa & Will, P.C., included in Exhibit 5.1.

24.1	Power of Attorney, filed herewith on Signature Page.
ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1) [Paragraph omitted]
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) [Paragraph omitted]
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) Incorporated annual and quarterly reports. Include the following if the registration statement specifically incorporates by reference in the prospectus all or any part of the annual report to security holders meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act:
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing. Include the following if acceleration is requested of the effective date of the registration statement pursuant to Rule 461 under the Securities Act, if a Form S-3 or Form F-3 will become effective upon filing with the Commission pursuant to Rule 462 (e) or (f) under the Securities Act, or if the registration statement is filed on Form S-8, and:
(1) any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or (2) the underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and (3) the benefits of such indemnification are not waived by such persons:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) Include the following in a registration statement permitted by Rule 430A under the Securities Act of 1933:
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada on September 20, 2007.

OILSANDS QUEST INC.

By:	/s/ T. Murray Wilson T. Murray Wilson, Executive Chairman

By:	/s/ Christopher H. Hopkins

Christopher H. Hopkins, President and Chief Executive Officer

By:	/s/ Karim Hirji

Karim Hirji, Chief Accounting Officer, Chief Financial Officer, and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Murray Wilson and Christopher H. Hopkins, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ T. Murray Wilson T. Murray Wilson	Executive Chairman and Director	September 20, 2007

/s/ Christopher H. Hopkins Christopher H. Hopkins	President and Chief Executive Officer and Director	September 20, 2007

/s/ Ronald Phillips Ronald Phillips	Director	September 20, 2007

/s/ Thomas Milne Thomas Milne	Director	September 20, 2007

/s/ Gordon Tallman Gordon Tallman	Director	September 20, 2007

/s/ W. Scott Thompson W. Scott Thompson	Director	September 20, 2007

/s/ Pamela Wallin Pamela Wallin	Director	September 20, 2007

EXHIBIT INDEX
5.1	Opinion of Burns Figa & Will, P.C., filed herewith.

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Burns Figa & Will, P.C., included in Exhibit 5.1.

24.1	Power of Attorney, filed herewith on Signature Page.